Exhibit 10.1

Universal Biosensors Pty Ltd

ABN 35 098 234 309

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

18 February 2016

Mr. Paul Wright

3/1 Chatsworth Avenue

Brighton VIC 3186

Dear Paul,

Following our discussion on 17 February 2016, I confirm that by mutual agreement your employment with the Company is terminated with effect from 10 March 2016 (Cessation Date). Your resignation as a director of the Company and Universal Biosensors, Inc. (UBI) will also take effect from the Cessation Date.

In accordance with the terms of your employment and, by agreement, you will receive:

•	your bonus in respect of FY2015, being an amount of $94,258.11;

•	your normal salary until 31 March 2016 (Final Payment Date), being an amount of $38,084.08, less any applicable taxes; and

•	any annual leave accrued as at the Final Payment Date.

Subject to receiving a countersigned copy of this letter, payment will be made in one final instalment on the Cessation Date.

We note that at the date of this letter you hold the following UBI securities:

•	2,457,500 options over shares of common stock in UBI. At the date of this letter, 2,397,500 options made up of 2,300,000 market-priced options and 97,500 ZEPOs, have vested and are exercisable. Under the terms of the employee option plan, all unvested options immediately expire on termination of your employment and vested options expire 30 days after the termination of your employment. This means that you have until 11 April 2016 (being the first trading day after this 30 day period) to exercise these vested options; and

•	6,387 restricted shares of common stock in UBI. In accordance with the terms of the employee share plan, the trading restrictions on these shares will be lifted with effect from the Cessation Date.

You acknowledge that:

•	your employment with the Company is terminated and you will not be entitled to any further payments of any kind;

Universal Biosensors Pty Ltd

ABN 35 098 234 309

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

•	you have no claim against the Company, UBI or any of their officers, employees or agents for any matter, including loss of office;

•	you release each of the Company, UBI and each of their officers, employees and agents from any claim you may have;

•	your obligations relating to confidentiality and intellectual property set out in your employment agreement are continuing obligations; and

•	you have or you will not later than close of business on the Cessation Date, return to the Company any of the Company’s property, including without limitation all documents, computer equipment (including laptop), credit cards, phone, passcodes and access keys. We also require that any expense claims be submitted on or before the Cessation Date.

We would like to thank you for your significant contribution to the Company over the past five years and wish you all the best for the future.

Kind Regards

Andy Denver

Chairman

I agree to the terms and conditions of this letter:

Signed:	/s/ Paul Wright	Date:	February 18, 2016
Paul Wright